SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                            Titan International, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    88830M102
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 21, 2007
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. 88830M102

            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Dawson Herman Capital Management Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,036,800

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,036,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,036,800

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.1%

12.  TYPE OF REPORTING PERSON

     IA, CO

CUSIP No. 88830M102
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Southport Millennium Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,883,100

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,883,100

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,100

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.9%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 88830M102

            ---------------------

Item 1(a).  Name of Issuer:

            Titan International, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            2701 Spruce Street
            Quincy, IL 62301
            --------------------------------------------------------------------


Item 2(a).  Name of Persons Filing:

            Dawson Herman Capital Management Inc.
            Southport Millennium Master Fund, Ltd.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Dawson Herman Capital Management Inc.
            354 Pequot Avenue
            Southport, CT 06890

            Southport Millennium Master Fund, Ltd.
            c/o Citi Hedge  Fund Services (Cayman),  Ltd.
            P.O. Box 1748
            Cayman Corporate Centre
            27 Hospital Road
            George Town
            Grand Cayman KY1-1109
            Cayman Islands
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Dawson Herman Capital Management Inc. - Connecticut
            Southport Millennium Master Fund, Ltd. - Cayman Islands
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, No Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            88830M102
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Dawson Herman Capital Management Inc.  3,036,800
          Southport Millennium Master Fund, Ltd.  1,883,100
--------------------------------------------------------------------

     (b)  Percent of class:

          Dawson Herman Capital Management Inc.  11.1%
          Southport Millennium Master Fund, Ltd.  6.9%
--------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
                Dawson Herman Capital Management Inc. 0
                Southport Millennium Master Fund, Ltd. 0


          (ii)  Shared power to vote or to direct the vote:
                Dawson Herman Capital Management Inc. 3,036,800
                Southport Millennium Master Fund, Ltd. 1,883,100

          (iii) Sole power to dispose or to direct the disposition of:
                Dawson Herman Capital Management Inc. 0
                Southport Millennium Master Fund, Ltd. 0

          (iv) Shared power to dispose or to direct the disposition of
                Dawson Herman Capital Management Inc. 3,036,800
                Southport Millennium Master Fund, Ltd. 1,883,100

Item 5.  Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         --------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A

         --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A

         --------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

         N/A

         --------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

         N/A

         --------------------------------------------------------------------

Item 10.  Certifications.


     By signing below, the reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DAWSON HERMAN CAPITAL MANAGEMENT INC.*


/s/ Thomas S. Galvin
-------------------
By: Thomas S. Galvin
Title:  Chief Financial Officer


Date:  January 8, 2008



*The Reporting Person disclaims beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

Item 10.  Certifications.


     By signing below, the reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


SOUTHPORT MILLENNIUM MASTER FUND, LTD.*


/s/
-------------------
By:
Title:


Date:  January 8, 2008



*The Reporting Person disclaims beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                   EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated January 8, 2008 relating to the Common Stock, No Par Value of Titan International, Inc. shall be filed on behalf of the undersigned.


DAWSON HERMAN CAPITAL MANAGEMENT INC.


/s/ Thomas S. Galvin
-------------------
By: Thomas S. Galvin
Title:  Chief Financial Officer


SOUTHPORT MILLENNIUM MASTER FUND, LTD.


/s/
-------------------
By:
Title:


SK 02721 0001 843984